SCHEDULE 2

LIST OF APPROVED BORROWERS

Barclays Capital Inc.

BNP Paribas Prime Brokerage, Inc / BNP Paribas Securities Corp.

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

Goldman, Sachs & Co.*

ING Financial Markets LLC

J.P. Morgan Clearing Corp.

Merrill Lynch, Pierce, Fenner & Smith Inc.

Morgan Stanley & Co. Incorporated / MS Securities Services Inc.

National Financial Services LLC

Nomura Securities International, Inc.

SG Americas Securities LLC

UBS Securities LLC

*  Lenders may from time to time impose additional limitations on the amount that can be on loan at any time to such counterparty.

Schedule 2 Amended and Reviewed by the Board: August 25, 2010